Exhibit 99.1

Spherix Announces Pricing of $7.5 Million Public Offering

NEW YORK, March 3, 2020 /PRNewswire/ -- Spherix Incorporated (SPEX) ("Spherix" or the "Company"), a technology development company committed to the fostering of innovative ideas, today announced that it has priced a public offering of an aggregate of 7,142,858 shares of common stock (or common stock equivalents) of the Company and warrants to purchase up to 7,142,858 shares of common stock. Each share of common stock (or common stock equivalent) is being sold together with one warrant to purchase one share of common stock, at a public offering price of $1.05 per share and accompanying warrant.  The shares of common stock (or common stock equivalents) and the accompanying warrants are being sold together in this offering, but will be issued separately and will be immediately separable upon issuance. The warrants are exercisable immediately and expire five years from the date of issuance.  Each warrant has an exercise price of $1.05.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The gross proceeds to Spherix from this offering are expected to be approximately $7.5 million, before deducting the placement agent's fees and other estimated offering expenses payable by Spherix. This offering is expected to close on or about March 5, 2020, subject to the satisfaction of customary closing conditions.

The Company intends to use the net proceeds from this offering for working capital and general corporate purposes.

The offering is being conducted pursuant to the registration statement on Form S-1 (File No. 333-236199), as amended, previously filed with and subsequently declared effective by the Securities and Exchange Commission ("SEC") on March 3, 2020. A final prospectus relating to the offering will be filed with the SEC and will be available on the SEC's website at http://www.sec.gov. Electronic copies of the final prospectus relating to this offering, when available, may be obtained by contacting H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, New York 10022, by email at placements@hcwco.com or by telephone at 646-975-6996. Before investing in this offering, interested parties should read in their entirety the registration statement that the Company has filed with the SEC, which provides additional information about the Company and this offering.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Spherix

Spherix was initially formed in 1967 and is currently a biotechnology company with a diverse portfolio of small-molecule anti-cancer therapeutics.  The Company's platform consists of patented technology from leading universities and researchers and we are currently in the process of developing an innovative therapeutic drug platform through strong partnerships with world renowned educational institutions, including The University of Texas at Austin and Wake Forest University. Our diverse pipeline of therapeutics includes therapies for pancreatic cancer, acute myeloid leukemia (AML) and acute lymphoblastic leukemia (ALL). In addition, we are constantly seeking to grow our pipe to treat unmet medical needs in oncology.

Forward-Looking Statements

To the extent any statements made in this news release deal with information that is not historical, these are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the company's plans, objectives, expectations  and intentions with respect to future operations and products, the potential of the company's technology and product candidates, the anticipated timing of future clinical trials, and other statements that are not historical in nature, particularly those that utilize terminology such as "would," "will," "plans," "possibility," "potential," "future," "expects," "anticipates," "believes," "intends," "continue," "expects," other words of similar meaning, derivations of such words and the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause the Spherix's actual results to be materially different than those expressed in or implied by such forward-looking statements. Particular uncertainties and risks include: our ability to satisfy the closing conditions of the public offering,  the closing of the public offering; the use of proceeds of the offering; market and other conditions; the difficulty of developing pharmaceutical products; obtaining regulatory and other approvals and achieving market acceptance; general business and economic conditions; the company's need for and ability to obtain additional financing or partnering arrangements; and the various risk factors (many of which are beyond Spherix's control) as described under the heading "Risk Factors" in the preliminary prospectus and Spherix's filings with the United States Securities and Exchange Commission. All forward-looking statements in this news release speak only as of the date of this news release and are based on management's current beliefs and expectations. Spherix undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Company Contact:

Investor Relations:	Hayden IR
Brett Maas, Managing Partner
Phone: (646) 536-7331
Email: brett@haydenir.com
www.haydenir.com

Spherix:	Phone: 212-745-1373
Email: investorrelations@spherix.com
www.spherix.com